As filed with the Securities and Exchange Commission on March 20, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
(Name of Registrant as specified in its charter)

Delaware	11-2908692
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11615 N. Houston Rosslyn
Houston, Texas 77086
(281) 931-8884
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
Brian Keith
Corporate Secretary and General Counsel
11615 N. Houston Rosslyn
Houston, Texas 77086
(281) 931-8884
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
William T. Heller IV
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
(713) 654-8111
(713) 654-1871 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $0.00001	26,462,137	$1.69	$44,721,012	$4,785.15
______________
(1) Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for our common stock as quoted on the American Stock Exchange on March 15, 2006, in accordance with Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 20, 2006

PROSPECTUS

[Boots & Coots logo]

26,462,137 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to an aggregate of 26,462,137 shares of our common stock for the account of the stockholder named in this prospectus. The selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts the selling stockholder may sell any of the shares offered by this prospectus. We will not receive any proceeds from sales by the selling stockholder.

On March 3, 2006, we acquired the hydraulic workover business of Oil States International, Inc., a Delaware corporation, from its wholly owned subsidiary, Oil States Energy Services, Inc. (formerly known as HWC Energy Services, Inc.). In connection with the acquisition, we issued 26,462,137 shares of our common stock, par value $0.00001 per share, to Oil States Energy Services, Inc. We also entered into a registration rights agreement with Oil States Energy Services pursuant to which we agreed to file with the U.S. Securities and Exchange Commission on or before March 31, 2006 a registration statement covering resales of the 26,462,137 shares of common stock issued to Oil States Energy Services. This prospectus forms a part of the registration statement filed by us as required by the registration rights agreement.

Our common stock is quoted on the American Stock Exchange under the symbol “WEL.” On March 15, 2006, the last reported sales price for our common stock was $1.67 per share.

Investing in our common stock involves risks. Please read carefully the information under the headings “Risk Factors” beginning on page 3 and “Forward-Looking Statements” on page 18 of this prospectus before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March      , 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholder may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling stockholder. Each time the selling stockholder sells shares of our common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the terms of the offering. That prospectus supplement may include additional risk factors or other special considerations applicable to the offering and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. It likely does not contain all of the information that is important to you or that you should consider when making an investment decision. In this prospectus, we refer to Boots & Coots International Well Control, Inc., and its subsidiaries as “we,” “us,” “our” or “Boots & Coots,” unless we specifically indicate otherwise or the context clearly indicates otherwise.

THE COMPANY

We provide a suite of integrated oilfield services centered on the prevention, emergency response and restoration of blowouts and well fires around the world. Our proprietary risk management program, WELLSURE®, combines traditional well control insurance with post-event response as well as preventative services, giving oil and gas operators and insurance underwriters a medium for effective management of well control insurance policies. Our SafeGuard program, developed for international producers and operators sponsored by Boots & Coots, provides dedicated emergency response and risk management services including risk assessment, prevention, loss mitigation, contingency planning and continuous training and education in all aspects of critical well management. We also provide the same services on a discrete basis to our customers world-wide.

We were incorporated in Delaware in April 1988. Our principal offices are located at 11615 N. Houston-Rosslyn, Houston, Texas, 77086, and our telephone number is (281) 931-8884.

Recent Developments

We have recently completed several transactions:

Acquisition of Hydraulic Workover Business. On March 3, 2006, we acquired the hydraulic workover business of Oil States International, Inc. (the “Acquisition”). The hydraulic workover business, based in Houma, Louisiana, includes a fleet of 27 owned and operated hydraulic workover units and provides live and dead well workover services throughout the world. The acquired workover operations are currently performed in the U.S., Venezuela, Algeria, West Africa and the Middle East. In connection with the Acquisition, we acquired all of the issued and outstanding capital stock of HWCES International, a Cayman Islands corporation, and HWC Limited, a Louisiana corporation, and all of the issued and outstanding membership interests in Hydraulic Well Control, LLC, a Delaware limited liability company. We paid total consideration consisting of 26,462,137 shares of our common stock, par value $0.00001 per share, and subordinated promissory notes in the aggregate principal amount of $15,000,000, subject to adjustment, based upon the closing date working capital of the acquired companies. The notes are due and payable in full on September 2, 2010 and bear interest at 10% per annum.

Senior Credit Facility. On March 3, 2006, we and our wholly owned subsidiary, IWC Services, LLC, a Texas limited liability company, entered into a credit agreement with Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, which established a revolving credit facility of $10,300,000, subject to a borrowing base of $5,993,189, and a term credit facility of $9,700,000. The term credit facility is due and payable in full on March 3, 2010, subject to extension to March 3, 2011. The revolving credit facility is due and payable in full on March 3, 2010, subject to year-to-year renewals thereafter. The credit agreement is secured by all of our assets and all of the assets of IWC Services, including equity interests in our subsidiaries. Unused commitment fees are due monthly on the revolving credit facility and range from 0.25% to 0.50% per annum, based on the ratio of the outstanding principal amount under the credit agreement to our consolidated EBITDA. At our option, borrowings under the credit agreement bear interest at either Wells Fargo’s prime commercial lending rate, or the Inter-Bank Market Offered Rate plus a margin ranging, as to the revolving credit facility, from 0.50% to 1.50% per annum, and, as to the term credit facility, from 3.00% to 3.50%, which margin increases or decreases based on the ratio of the outstanding principal amount under the credit agreement to our consolidated EBITDA. The interest rate at March 3, 2006 was 7.5%, and we had $9.7 million outstanding under the term credit facility and $2.2 million outstanding under the revolving credit facility.

THE OFFERING

Securities offered	Up to 26,462,137 shares of our common stock.

Use of proceeds	We will not receive any proceeds from the sale by the selling stockholder of its shares of our common stock.

Listing	Our common stock is listed on the American Stock Exchange under the symbol “WEL.”

RISK FACTORS

You should carefully consider all of the information set forth or incorporated by reference in this prospectus and, in particular, the specific factors in the section of this prospectus entitled “Risk Factors.”

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, the following factors relating to us and our common stock should be considered carefully before making an investment decision. See “Where You Can Find More Information” for a description of the information we have included or incorporated by reference in this prospectus. This prospectus and the documents we incorporate by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described in the documents we incorporate by reference. See “Forward-Looking Statements” for a discussion of forward-looking statements included or incorporated by reference in this prospectus.

Risks Relating to Our Business

Decreased oil and gas industry expenditure levels will adversely affect our results of operations.

Our business depends upon the oil and gas industry and its ability and willingness to make expenditures to explore for, develop and produce oil and gas. If these expenditures decline, our business will suffer. The industry’s willingness to explore, develop and produce depends largely upon the availability of attractive drilling and workover prospects and the prevailing view of future product prices. Many factors affect the supply and demand for oil and gas and therefore influence product prices, including:

•	the level of production;

•	the levels of oil and gas inventories;

•	the expected cost of developing new reserves;

•	the actual cost of finding and producing oil and gas;

•	the availability of attractive oil and gas field prospects which may be affected by governmental actions or environmental activists which may restrict drilling;

•	the availability of transportation infrastructure and refining capacity;

•	depletion rates;

•	the level of drilling activity;

•	worldwide economic activity including growth in underdeveloped countries;

•	national government political requirements, including the ability of the Organization of Petroleum Exporting Companies (OPEC) to set and maintain production levels and prices for oil;

•	the impact of armed hostilities involving one or more oil producing nations;

•	the cost of developing alternate energy sources;

•	environmental regulation; and

•	tax policies.

If demand for drilling services, cash flows of drilling contractors or drilling rig utilization rates decrease significantly then demand for our services will decrease, which will adversely affect our results of operations.

We may not successfully integrate the businesses we acquire or achieve the benefits we are seeking from acquisitions.

On March 3, 2006, we completed the acquisition of the hydraulic workover business of Oil States International, Inc., or HWC. Our success will partially depend upon the integration of the operations of this business and any other businesses we may acquire and our ability to retain and timely employ personnel necessary to augment our staff in a competitive environment. Our management team does not have experience with the combined activities of us and HWC. We may not be able to integrate these operations without loss of revenues, increases in operating or other costs, or other difficulties. In addition, we may not be able to realize the operating efficiencies and other benefits sought from the acquisition or from other acquisitions we may pursue in the future.

Disruptions in the political and economic conditions of the foreign countries in which we operate expose us to risks that may have a material adverse effect on our business.

A significant portion of our revenue is derived from our operations outside of the United States, which exposes us to risks inherent in doing business in each of the countries in which we transact business. Our operations in countries other than the United States accounted for approximately 55% of our consolidated revenues for 2005. Further, we anticipate that our revenues from foreign operations will increase significantly during 2006 as a consequence of our recently completed acquisition of HWC. Operations in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

•	expropriation and nationalization of our assets in that country;

•	political and economic instability;

•	civil unrest, acts of terrorism, force majeure, war, or other armed conflict;

•	natural disasters, including those related to earthquakes and flooding;

•	inflation;

•	currency fluctuations, devaluations, and conversion restrictions;

•	confiscatory taxation or other adverse tax policies;

•	governmental activities that limit or disrupt markets, restrict payments, or limit the movement of funds;

•	governmental activities that may result in the deprivation of contract rights; and

•	trade restrictions and economic embargoes imposed by the United States and other countries.

Due to the unsettled political conditions in many oil-producing countries, our revenue and profits are subject to the adverse consequences of war, the effects of terrorism, civil unrest, strikes, currency controls, and governmental actions. International areas where we operate that have significant amounts of political risk include parts of Africa, South America and the Middle East. Operations in these areas increase our exposure to the foregoing risks, the occurrence of any of which may:

•	disrupt our operations;

•	restrict the movement of funds or limit repatriation of profits;

•	lead to U.S. government or international sanctions; and

•	limit access to markets for periods of time.

In addition, military action or continued unrest in the Middle East could impact the supply and pricing for oil and gas, disrupt our operations in the region and elsewhere, and increase our costs for security worldwide.

We are subject to foreign exchange and currency risks, particularly with respect to Venezuela.

A significant portion of our consolidated revenue and consolidated operating expenses are in foreign currencies, primarily Venezuelan Bolivars. As a result, we are subject to significant risks, including:

•	foreign exchange risks resulting from changes in foreign exchange rates and our exchange controls; and

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

On September 30, 2005, we had $951,000 cash and $1,847,000 accounts receivable attributable to our Venezuelan SafeGuard operations, and HWC had $3,320,000 cash and $3,971,000 accounts receivable attributable to its Venezuelan operations. Of HWC’s cash attributable to its Venezuelan operations, $1,962,000 was denominated in U.S. dollars. Effective February 5, 2004, the exchange rate changed from 1,600 to 1,920 Bolivars to the U.S. dollar, and effective March 1, 2005, the exchange rate changed again from 1,920 to 2,150 Bolivars to the U.S. dollar. As a consequence, we and HWC were required to take a charge to equity for foreign currency translation losses of approximately $361,000 and $15,000, respectively, during the nine months ended September 30, 2005, to reflect the devaluation of the Bolivar. Venezuela is also on the U.S. government’s “watch list” for highly inflationary economies and the Venezuelan government has made it very difficult for U.S. dollars to be repatriated.

Demand for our services and products depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices.

Demand for our products and services is particularly sensitive to the level of exploration, development, and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the immediate levels of exploration, development, and production activity, often reflected as changes in rig counts. Perceptions of longer-term lower oil and natural gas prices by oil and gas companies can similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for our services that could have a material adverse effect on our revenue and profitability. Factors affecting the prices of oil and natural gas include:

•	governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	global weather conditions and natural disasters;

•	worldwide political, military, and economic conditions;

•	the level of oil production by non-OPEC countries and the available excess production capacity within OPEC;

•	economic growth in China and India;

•	oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	the cost of producing and delivering oil and gas;

•	potential acceleration of development of alternative fuels; and

•	the level of demand for oil and natural gas, especially demand for natural gas in the United States.

Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. This volatility causes oil and gas companies and drilling contractors to change their strategies and expenditure levels. We have experienced in the past, and may experience in the future, significant fluctuations in operating results based on these changes.

We must successfully compete for the services of highly trained technical personnel.

Many of the services that we provide are complex and highly engineered and often must perform or be performed in harsh conditions. We believe that our success depends upon our ability to employ and retain technical personnel with the ability to provide and enhance these services. In addition, our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high and the supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. If either of these events were to occur, our cost structure could increase, our margins could decrease, and our growth potential could be impaired.

Our hydraulic workover business is susceptible to seasonal earnings volatility and may be adversely affected by severe weather.

Our hydraulic well control operations are directly affected by seasonal differences in weather in the areas in which the business operates, most notably in the Gulf of Mexico and the Gulf Coast region. Weather conditions in the Gulf of Mexico and the Gulf Coast region generally result in higher activity in the spring, summer and fall months, with the lowest activity in the winter months. In addition, summer and fall drilling activity and, therefore, the demand for our hydraulic well control services can be restricted due to hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast. Repercussions of severe weather conditions may include:

•	evacuation of personnel and curtailment of services;

•	weather-related damage to offshore equipment resulting in suspension of operations;

•	weather-related damage to our facilities;

•	inability to deliver men or materials to jobsites; and

•	loss of productivity.

During 2005, HWC suffered the loss of one workover unit as a consequence of severe weather in the Gulf of Mexico. As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

Our bank lenders can limit our borrowing capabilities, which may materially impact our operations.

As of March 3, 2006, our bank debt was $11.9 million, and we had approximately $6.0 million of cash and additional available borrowing capacity under our bank revolving credit facility. The borrowing base limitation under our revolving credit facility may be subject to redetermination periodically at the discretion of the lender. Upon a redetermination, we could be required to repay a portion of our bank debt. We may not have sufficient funds to make such repayments, which could result in a default under the terms of the loan agreement and an acceleration of the loan. We intend to finance our development, acquisition and exploration activities with cash flow from operations, bank borrowings and other financing activities. In addition, we may significantly alter our capitalization in order to make future acquisitions. These changes in capitalization may significantly increase our level of debt. If we incur additional debt for these or other purposes, the related risks that we now face could intensify. A higher level of debt also increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of debt depends on our future performance which is affected by general economic conditions and financial, business and other factors. Many of these factors are beyond our control. Our level of debt affects our operations in several important ways, including the following:

•	a significant portion of our cash flow from operations must be used to pay interest on borrowings and is therefore not available to re-invest in our business;

•
the covenants contained in the agreements governing our debt limit our ability to borrow additional funds, pay dividends, dispose of assets or issue shares of preferred stock and otherwise may affect our flexibility in planning for, and reacting to, changes in business conditions;

•	our high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or general corporate or other purposes;

•	our highly leveraged financial position makes us more vulnerable to economic downturns and could limit our ability to withstand competitive pressures; and

•	any debt that we incur under our revolving credit facility will be at variable rates which makes us vulnerable to increases in interest rates.

Our ability to finance our business activities will require us to generate substantial cash flow.

Our business activities require substantial capital. We have budgeted total capital expenditures for 2006 of approximately $3.0 million. We intend to finance our capital expenditures in the future through cash flows from operations, the incurrence of additional indebtedness and/or the issuance of additional equity securities. We cannot be sure that our business will continue to generate cash flow at or above current levels.

If we are unable to generate sufficient cash flow from operations to service our debt, we may have to obtain additional financing through the issuance of debt and/or equity. We cannot be sure that any additional financing will be available to us on acceptable terms. Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders.

If our revenues were to decrease due to lower oil and natural gas prices, or other reasons, and if we could not obtain capital through our revolving credit facility or otherwise, our ability to operate and grow our business could be materially adversely affected.

Risks Relating to Our Relationship with Oil States Energy Services

Oil States Energy Services owns a significant percentage of common stock in our company, which could limit your ability to influence the outcome of stockholder votes.

Oil States International, Inc., through its wholly owned subsidiary, Oil States Energy Services, owns approximately 46% of our common stock outstanding as of the date hereof. In addition, Douglas E. Swanson and Cindy B. Taylor, two current members of our board of directors are directors of Oil States Energy Services and executive officers of Oil States International, Inc. As a result, Oil Sates Energy Services will be able to exercise significant influence over the outcome of matters requiring a stockholder vote, including the election of directors, the adoption or amendment of provisions in our charter and bylaws, the approval of mergers and other significant corporate transactions, including transactions involving a change of control. The interests of Oil States Energy Services may differ from yours, and Oil States Energy Services may vote its common stock in a manner that may adversely affect you.

We have renounced any interest in specified business opportunities, and Oil States International and its director nominees on our board of directors generally have no obligation to offer us those opportunities.

Pursuant to our certificate of incorporation, we have renounced any interest or expectancy in specified business opportunities in which Oil States International, any of its affiliates or any of their respective officers, directors, employees or other agents serving as a member of our board of directors (collectively, the “Oil States Group”) participates or desires or seeks to participate and that involves any aspect of the energy equipment or services business or industry. Our certificate of incorporation also provides that if any such business opportunity is presented to a person who is a member of the Oil States Group, including any of those individuals who also serves as a member of our board of directors:

•	no member of the Oil States Group or any of those individuals has any obligation to communicate or offer the opportunity to us; and

•	such entity or individual may pursue the opportunity as that entity or individual sees fit,

unless:

•
it was presented to a member of the Oil States Group who also serves as a member of our board of directors solely in that person’s capacity as a director of our company and no other member of the Oil States Group independently received notice of or otherwise identified such opportunity; or

•	the opportunity was identified solely through the disclosure of information by or on behalf of our company.

These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least 80% of our outstanding common stock. As a result of these charter provisions, our future competitive position and growth potential could be adversely affected.

Risks Relating to Ownership of Our Common Stock

Future sales of our common stock by our existing stockholders may depress our stock price.

As of the date of this prospectus, there are approximately 58.3 million shares of our common stock are outstanding and approximately 8.6 million shares of our common stock that are issuable upon the exercise or conversion of outstanding options and warrants. The registration statement of which this prospectus is a part relates to 26,462,137 shares of our common stock, which constitute approximately 46% of our issued and outstanding common stock as of the date hereof. In addition, we have filed registration statements with the Securities and Exchange Commission with respect to the offer and sale of approximately 4.3 million shares of common stock underlying certain warrant agreements, employee stock option plans and director stock option plans, and we may register additional shares underlying these or other plans in the future. All of the common stock covered by these registration statements may be sold by the selling security holders in market transactions from time to time. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline.

We have not paid, and do not anticipate paying, any dividends on our common stock in the foreseeable future.

We have never paid any cash dividends on our common stock. We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock. Our existing revolving credit facility restricts our ability to pay cash dividends on our preferred stock and common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that further restrict our ability to declare cash dividends on our preferred stock and common stock.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 125 million shares of common stock and five million shares of preferred stock with such designations, preferences and rights as determined by our board of directors. As of the date of this prospectus, approximately 58.3 million shares of common stock are outstanding, and approximately 8.6 million shares of common stock are issuable upon the exercise of outstanding options and warrants. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes. The number of shares that can be issued under our employee plans is approximately 4.2 million shares. Any such issuance would further dilute the interests of our existing stockholders.

We may issue preferred stock, the terms of which could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

The ownership interest of Oil States Energy Services, our Rights Agreement, provisions contained in our certificate of incorporation and bylaws and provisions of Delaware law could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, your ability to sell your shares for a premium.

The significant ownership position of Oil States Energy Services, our Rights Agreement, provisions contained in our certificate of incorporation and bylaws and provisions of Delaware law could make it more difficult for a third party to acquire control of our company. We have entered into a Rights Agreement that would cause extreme dilution to any person or group (other than Oil States Energy Services, its affiliates and certain of its direct transferees) who attempts to acquire a significant interest in us without advance approval of our board of directors. Our certificate of incorporation and bylaws include provisions for a classified board, limitations on the removal of directors and on stockholder proposals at meetings of stockholders and the inability of stockholders to call special meetings. Our certificate of incorporation also authorizes our board of directors to issue preferred stock without stockholder approval. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Each of these factors could increase the difficulty for a third party to acquire us and therefore delay or prevent a change of control transaction, even if that change would be beneficial to our stockholders, which could affect the value of our common stock and reduce or eliminate your ability to sell your shares of common stock at a premium. See “Description of Capital Stock.”

USE OF PROCEEDS

This prospectus relates to the offer and sale from time to time of up to an aggregate of 26,462,137 of common stock for the account of the selling stockholder referred to in this prospectus. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholder. Please read “Selling Stockholder” for a list of the persons receiving proceeds from the sale of the common stock covered by this prospectus.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our common stock, preferred stock, certificate of incorporation, by-laws and rights agreement is a summary only and is subject to the complete text of our certificate of incorporation and by-laws and the rights agreement we have entered into with American Stock Transfer & Trust Company, as Rights Agent, which we have previously filed with the SEC. You should read our certificate of incorporation, by-laws and rights agreement as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. You may request copies of these documents by writing or telephoning us at our address and telephone number shown under the caption "Where You Can Find More Information." This section also summarizes relevant provisions of the Delaware General Corporation Law. The terms of the Delaware General Corporation Law are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these laws.

Our authorized capital stock currently consists of 125,000,000 shares of common stock, par value $0.00001 per share, and 5,000,000 shares of preferred stock, par value $0.00001 per share. As of March 15, 2006, there were approximately 58.3 million shares of common stock issued and outstanding and approximately 127 stockholders of record of our common stock. No shares of preferred stock are currently outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the candidates standing for election.

Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Holders of our common stock will be entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends. If we issue preferred stock in the future, payment of dividends to holders of our common stock may be subject to the rights of holders of our preferred stock with respect to payment of preferential dividends, if any.

If we are liquidated, dissolved or wound up, the holders of our common stock will share pro rata in our assets after satisfaction of all of our liabilities and the prior rights of any outstanding class of our preferred stock.

Our common stock is listed on the American Stock Exchange under the symbol “WEL.”

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue up to five million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

For purposes of the rights plan described below, our board of directors has designated 1,000,000 shares of preferred stock to constitute the Series I Junior Participating Preferred Stock. For a description of the rights plan, please read “—Stockholder Rights Plan.”

Authorized but Unissued Stock

We have 125,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock of which approximately 58.3 million shares of common stock and no shares of preferred stock were outstanding as of March 15, 2006. One of the consequences of our authorized but unissued common stock and preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of us. If, in the exercise of its fiduciary obligations, our board of directors determined that a takeover proposal was not in our best interest, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of the change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

•	effecting an acquisition that might complicate or preclude the takeover.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our certificate of incorporation does not prohibit action by written consent of stockholders in lieu of a meeting. Special meetings of stockholders may be called only by the board of directors, the chairman of the board, or the president.

Amendment of the By-laws

Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon the stockholders entitled to vote. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its by-laws. Our certificate of incorporation and by-laws grant our board of directors the power to alter and repeal our by-laws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Our stockholders may also alter or repeal our by-laws by the affirmative vote of not less than 66% of the stockholders entitled to vote.

Removal of Directors

Directors may be removed with cause by a vote of at least 66% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office even if less than a quorum. A director elected to fill a vacancy not resulting from an increase in the number of directors serves for the remaining term of his predecessor or his earlier death, resignation or removal.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our certificate of incorporation and by-laws provide the manner in which stockholders may give notice of business to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal executive office not less than 60 days nor more than 90 days prior to the date of the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the meeting was mailed or public disclosure was made.

The notice must set forth, as to each item to be brought before the annual meeting, a description of the proposal and the reasons for conducting such business at the annual meeting, the name and address, as they appear on our books, of the stockholder proposing the item, the number of shares of each class or series of capital stock beneficially owned by the stockholder, and any material interest of the stockholder in the proposal. A notice with regards to stockholder nominations for the election of directors must contain the name, age, business address and residence of the director nominee, the principal occupation or employment of the director nominee, the number of shares of each class or series of capital stock beneficially owned by the director nominee, and any other information relating to the director nominee that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required by Regulation 14A of the Securities Exchange Act of 1934, as amended.

These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Stockholder Rights Plan

General

On November 27, 2001, our board of directors issued a dividend of one preferred share purchase right (a "Right") for each outstanding share of our common stock held of record on that date and approved the further issuance of Rights with respect to all shares of our common stock that are subsequently issued. The Rights were issued subject to a Rights Agreement dated as of November 17, 2001 between us and American Stock Transfer & Trust Company, as Rights Agent. Each Right now entitles the registered holder to purchase from us one one-hundredth of a share of Series I Junior Participating Preferred Stock, par value $0.00001 (“Preferred Stock”), at a price of $5.00 in cash, subject to adjustment. Until the occurrence of certain events described below, the Rights are not exercisable, will be evidenced by the certificates for our common stock and will not be transferable apart from our common stock. On November 21, 2005, we amended the Rights Agreement to exempt the acquisition by Oil States Energy Services of the shares of our common stock to which this prospectus relates from the operation of the Rights Agreement as described below. The acquisition of 25% or less of our outstanding common stock at the time of such acquisition by certain direct transferees of Oil States Energy Services is also exempted from the operation of the Rights Agreement pursuant to such amendment.

Detachment of Rights; Exercise

The Rights are currently attached to all certificates representing outstanding shares of our common stock and no separate Right certificates have been distributed. The Rights will separate from our common stock and a distribution date ("Distribution Date") will occur upon the earlier of (1) 10 business days following the public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of our outstanding common stock or (2) 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock.

The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and such separate certificates alone will thereafter evidence the Rights.

If a person or group were to acquire 15% or more of our common stock, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of our common stock (or, under certain circumstances, the equivalent number of one one-hundredth of a share of Preferred Stock) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

If we were acquired in a merger or other business combination transaction or more than 50% of our consolidated assets or earning power were sold, proper provision would be made so that each holder of a Right would thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

Antidilution and Other Adjustments

The number of shares (or fractions thereof) of Preferred Stock or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of shares (or fractions thereof) of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock dividend on our common stock payable in our common stock or any subdivision or combination of our common stock occurring, in any such case, prior to the Distribution Date.

Exchange Option

At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of our outstanding common stock and before the acquisition by a person or group of 50% or more of our outstanding common stock, our board of directors may, at its option, issue our common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of our common stock (or one one-hundredth of a share of Preferred Stock) for each share of our common stock for which each Right is then exercisable, subject to appropriate adjustment.

Redemption of Rights

At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of our outstanding common stock, our board of directors may redeem all but not less than all the then outstanding rights at a price of $0.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Expiration; Amendment of Rights

The Rights will expire on December 31, 2011, unless earlier extended, redeemed or exchanged. The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, including an amendment to extend the expiration date of the Rights, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become or intends to become the beneficial owner of 15% or more of our outstanding common stock, no such amendment may materially and adversely affect the interests of holders of the Rights.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without the approval of our board of directors. The Rights should not, however, interfere with any merger or other business combination that is approved by our board of directors.

Limitation of Liability of Officers and Directors

Our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for an act or omission not in good faith that constitutes a breach of duty of the director to us or involving intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper personal benefit;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	an act or omission for which the liability of a director is expressly provided for by an applicable statute.

As a result, neither we nor our stockholders, through stockholders' derivative suits on our behalf, have the right to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Our certificate of incorporation, bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

Delaware law. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•
an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	the board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•
after completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Charter and bylaw provisions. Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of one, two or three years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Our certificate of incorporation and bylaws provide for a classified board of directors by dividing the board into three (3) classes, with no class having more than one director more than any other class. The stockholders of a Delaware corporation with a classified board of directors may remove a director only “for cause” unless the company's certificate of incorporation provides otherwise. Our bylaws restrict the removal of a director except “for cause.”

Transfer Agent and Registrar

Our Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company. Its phone number (800) 937-5449.

SELLING STOCKHOLDER

The shares of our common stock covered by this prospectus are being offered by the selling stockholder referenced in the table below.

This prospectus does not and will not cover subsequent sales of common stock purchased from the selling stockholder named in this prospectus.

The following table sets forth the name of the selling stockholder, the amount of shares of our common stock beneficially owned by the selling stockholder prior to the offering, the amount being offered for the stockholder's account and the amount to be owned by such stockholder after completion of the offering, assuming that all shares held are sold pursuant to this prospectus. Because the selling stockholder may transfer all, some or none of the shares pursuant to this prospectus, or may transfer or otherwise dispose of shares in transactions exempt from the registration requirements of the Securities Act of 1933, we do not know the exact number of shares of our common stock or the percentage of common stock outstanding that will be held by the selling stockholder after completion of the sale of shares hereunder. The selling stockholder is under no obligation to sell or dispose of all or any portion of the shares held by it, nor is the selling stockholder obligated to sell or dispose of any such shares immediately pursuant to this prospectus. The selling stockholder does not beneficially own any other common stock issued by us.

We prepared the table based on information supplied to us by the selling stockholder. We have not sought to verify such information.

Name	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering
Oil States Energy Services, Inc.(2)	26,462,137	26,462,137	—	*

* Less than 1%.

(1)	Ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2)
Douglas E. Swanson, a director of our company, is a director of Oil States Energy Services and a director and executive officer of Oil States International, Inc., the parent of Oil States Energy Services. Cindy B. Taylor, a director of our company, is a director and an executive officer of Oil States Energy Services and an executive officer of Oil States International.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholder pursuant to the terms of a registration rights agreement.

The selling stockholder, including some of its transferees who may later hold its interest in the shares of our common stock covered by this prospectus and who are otherwise entitled to resell their shares using this prospectus, may sell the shares of common stock covered by this prospectus from time to time in any legal manner selected by the selling stockholder, including directly to purchasers or through underwriters, brokers, dealers, agents or other persons, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker, dealer, agent or other person may be in excess of those customary in the types of transactions involved. The selling stockholder will act independently of us in making decisions with respect to the pricing, timing, manner and size of each sale of the common stock covered by this prospectus.

The selling stockholder has advised us that the shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices. These sales may be effected at various times in one or more transactions, which may include:

•	ordinary brokers' transactions;

•	transactions involving cross or block trades or otherwise on the American Stock Exchange;

•	transactions in the over-the-counter market;

•	transactions otherwise than on the American Stock Exchange or in the over-the-counter market;

•	transactions in which brokers, dealers or underwriters purchase the shares for resale, including without limitation on a firm commitment or best efforts basis or for their own account;

•
transactions "at the market" to or through market makers of our common stock or into an existing market for our common stock, and in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales through agents;

•	privately negotiated transactions;

•	any other method permitted under applicable law; or

•	any combination of the foregoing.

In addition, the selling stockholder may also enter into hedging and/or other monetization transactions. For example, the selling stockholder may:

•
enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of our common stock under this prospectus, in which case the other party may use shares of our common stock received from the selling stockholder to close out any short positions;

•	itself sell short our common stock under this prospectus and use shares of our common stock held by it to close out any short positions;

•
enter into options, forwards or other transactions that require the selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, our common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer our common stock under this prospectus, as amended or supplemented to reflect such transaction; or

•
loan or pledge our common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, in each case under this prospectus, as amended or supplemented to reflect such transaction.

The selling stockholder may also may donate the shares registered hereunder to a third party and such donee may effect sales of the shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker, dealer, agent or other person regarding the sale of common stock by the selling stockholder. To the extent required, the shares to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any underwriter, broker, dealer, agent or other person, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement filed with the SEC under Rule 424(b) under the Securities Act or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part. The selling stockholder may sell any or all of the shares of our common stock offered by it pursuant to this prospectus. In addition, there can be no assurance that the selling stockholder will not transfer, devise or gift the shares of common stock by other means not described in this prospectus.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to an exemption from the registration requirements of the Securities Act (including without limitation Rule 144 thereunder) may be sold pursuant to that exemption (subject to the terms of the stockholder agreement) rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The aggregate proceeds to the selling stockholder from the sale of the shares offered by it will be the purchase price of the shares less discounts and commissions, if any. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts and commissions and/or agent's commissions. We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus.

The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules and regulations thereunder relating to stock manipulation, including without limitation Regulation M, which may limit the timing of purchases and sales of our common stock by the selling stockholder. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

The selling stockholder and any underwriters, brokers, dealers, agents or other persons who act in connection with the sale of common stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any discounts, commissions or fees received by them and any profit on the resale of the common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder is deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Subject to certain limitations, we have agreed to indemnify the selling stockholder its officers, directors, employees, partners, attorneys and agents, each underwriter, broker or other person acting on behalf of the selling stockholder and each person who controls any of the foregoing persons against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments which such persons may be required to make in respect of such liabilities. Subject to certain limitations, the selling stockholder has agreed to indemnify us, our directors, our officers who sign the registration statement of which this prospectus is a part and each person who controls any of the foregoing persons against certain liabilities, including specified liabilities under the Securities Act, but only to the extent such liabilities are caused by written information furnished to us by it for inclusion in this prospectus or any supplement or amendment heretoor to contribute with respect to payments in connection with such liabilities.

We have agreed to pay all of the costs, fees and expenses incident to the registration of the resale of the selling stockholder's common stock. We will not pay any legal fees or other expenses of the selling stockholder or any commissions, fees and discounts of underwriters, brokers, dealers and agents.

We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the later of (A) March 3, 2008 and (B) such time as the selling stockholder ceases to own at least 5% of our outstanding shares of common stock and (ii) the later of (x) March 3, 2010 and (y) the earliest date that the selling stockholder may then dispose of all its registrable shares without restriction under Rule 144(k) promulgated under the Securities Act. Notwithstanding the foregoing, our obligation to keep such registration statement effective shall immediately terminate upon the sale of all registrable shares covered by any shelf registration statement that we file in the manner set forth and as contemplated in such shelf registration statement.

LEGAL MATTERS

The validity of the issuance of the common stock covered by this prospectus has been passed upon for us by Thompson & Knight LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2004 and 2003 and for the years then ended, appearing in our Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined balance sheets of the Hydraulic Well Control Business of Oil States International, Inc. as of December 31, 2004 and 2003, and the related combined statements of operations, stockholder equity, and cash flows for each of the three years in the period ended December 31, 2004, appearing in our Definitive Proxy Statement (Schedule 14A) filed with the Securities and Exchange Commission on January 30, 2006, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. In addition, through our website, wwwbootsandcoots.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning Brian Keith, Corporate Secretary and General Counsel, at our principal executive office, which is:

Boots & Coots International Well Control, Inc.
11615 N. Houston Rosslyn
Houston, Texas 77086
(281) 931-8884

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2004

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2005;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2005;

•
our current reports on Form 8-K filed on March 15, 2005, April 20, 2005, May 11, 2005, August 10, 2005, November 14, 2005, November 22, 2005, November 28, 2005, February 8, 2006 and March 9, 2006 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Reports on Form 8-K);

•
the audited combined balance sheets of the Hydraulic Well Control Business of Oil States International, Inc. as of December 31, 2004 and 2003, the related audited combined statements of operations, stockholder equity, and cash flows for each of the three years in the period ended December 31, 2004, and the unaudited combined financial statements of the Hydraulic Well Control Business of Oil States International, Inc. as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004, beginning on page F-1 of our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on January 30, 2006; and

•
the unaudited pro forma condensed consolidated financial information beginning on page 39 of our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on January 30, 2006.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

Included and incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “should,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “plan” and similar expressions are also intended to identify forward-looking statements.

These forward-looking statements include, but are not limited to, statements regarding:

•	business strategy;

•	estimates of future commodity prices;

•	amounts and types of capital expenditures and operating expenses;

•	expansion and growth of our business and operations;

•	expansion and development trends of the oil and natural gas industry;

•	operating results and working capital; and

•	future methods and types of financing.

Such forward-looking statements involve assumptions and are subject to known and unknown risks and uncertainties that could cause actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Although we believe that the assumptions reflected in such forward-looking statements are reasonable, we can give no assurance that such assumptions will prove to have been correct. You should read the section entitled “Risk Factors” for a discussion of some of the factors that may affect these assumptions. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$4,800
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Printing expenses	10,000
Miscellaneous	1,000
TOTAL	$65,800

Item 15.	Indemnification Of Officers And Directors

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law (“DGCL”) relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for an act or omission not in good faith that constitutes a breach of duty of the director to us or involving intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper personal benefit;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	an act or omission for which the liability of a director is expressly provided for by an applicable statute.

These provisions do not limit or eliminate our rights or those of any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

Section 145 of the DGCL, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys' fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. We maintain policies insuring our and our subsidiaries' officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

We have entered into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the DGCL. The indemnification agreements may require us, among other things, to indemnify our officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Item 16.	Exhibits And Financial Statement Schedules

(a)        Exhibits.

The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description
4.1
Registration Rights Agreement dated March 3, 2006 between Boots & Coots International Well Control, Inc. and Oil States Energy Services, Inc. (formerly known as HWC Energy Services, Inc.)(incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on March 9, 2006).

5.1	Opinion of Thompson & Knight LLP
23.1	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Thompson & Knight LLP (included in Exhibit 5.1)
24	Power of Attorney (included in the signature page of this Registration Statement)

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relaying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the date of first use.

(e)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on March 17, 2006.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

By:	/s/ Jerry Winchester
Name:	Jerry Winchester
Title:	President, Chief Executive Officer, and Chief Operating Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Boots & Coots International Well Control, Inc., a Delaware corporation, do hereby constitute and appoint Jerry L. Winchester and Dewitt H. Edwards, and each of them, our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statements, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Jerry Winchester	President, Chief Executive Officer, Chief Operating	March 17, 2006
Jerry Winchester	Officer, and Director
(Principal Executive Officer)

/s/ Gabriel Aldape	Senior Vice President—Finance and Administration	March 17, 2006
Gabriel Aldape	(Principal Financial Officer)

/s/ Kevin Johnson	Vice President—Accounting	March 17, 2006
Kevin Johnson	(Principal Accounting Officer

/s/ K. Kirk Krist	Chairman of the Board	March 17, 2006
K. Kirk Krist

/s/ W. Richard Anderson	Director	March 17, 2006
W. Richard Anderson

/s/ E. J. DiPaolo	Director	March 17, 2006
E. J. DiPaolo

/s/ Robert S. Herlin	Director	March 17, 2006
Robert S. Herlin

Director
Douglas E. Swanson

Director
Cindy B. Taylor

INDEX TO EXHIBITS

Exhibit No.	Description
4.1
Registration Rights Agreement dated March 3, 2006 between Boots & Coots International Well Control, Inc. and Oil States Energy Services, Inc. (formerly known as HWC Energy Services, Inc.)(incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on March 9, 2006).

5.1	Opinion of Thompson & Knight LLP
23.1	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Thompson & Knight LLP (included in Exhibit 5.1)
24	Power of Attorney (included in the signature page of this Registration Statement)